CALIFORNIA OIL&GAS

CALIFORNIA OIL & GAS CORP.
#312, 407 - 2 Street SW, Calgary, Alberta, T2P2Y3 CANADA
info@caloilandgascorp.com

September 12, 2006

California Oil & Gas Corp. Signs Agreement for Exploration of 2,500,000 Acres of Oil and Gas Leases in Chile

Contact: ***John G.F. McLeod, President*** **Tel: (403) 261-1965**
Ryan Mulhearn, Investor Relations **Tel: (604) 733-2886**
North America Toll Free: **1-866-733-2814**
Email: caloandg@telus.net

OTCBB: "COGC" **www.caloilandgas.com**

California Oil & Gas Corp. (OTCBB: COGC),is pleased to announce that it has signed a Letter of Understanding with March Resources Corp. ("March") through which the Company will farm-in on an exciting exploration program on the Pica North Block in the Tamarugal Basin of Northern Chile, with an option to obtain an interest in the Pica South Block. March has received approval from the Ministry of Mining and Energy of Chile for exclusive oil and gas exploration and development rights for the two Blocks. Definitive Special Operations Contracts ("SPOC") for blocks which cover 10,000 square kms (2,500,000 acres) are currently being negotiated. The SPOC outlines the exploration and development rights on the blocks, which are valid for a period of 35 years and will detail the work commitments that are required for each of the two blocks.

COGC has committed to drilling 2 wells to casing point to earn a 50% interest in Pica North. March will contribute US$ 1 million per well, with COGC responsible for the remaining well cost to casing point. Completion and testing will be at the after earned interest. Following earning in Pica North, COGC will have an option for a cash payment of $US 2 million to earn a 50% interest in the Pica South Block. March and COGC will jointly manage the project through March Chile and are currently sourcing a drilling rig and acquiring the long lead time items for spudding the first well, anticipated before year end.

This farm-in presents California Oil & Gas the opportunity to participate in a high risk, very high reward gas exploration project in a frontier basin. A report was prepared for March by DeGolyer and MacNaughton Canada Limited (D&M), effective June 30, 2006, estimating the prospective resources of first proposed drilling location in Pica North Block. The report estimated a range of estimated-unrisked gross prospective gas resources on the initial prospect on the North block from 86 billion cubic feet (BCF) to 1.5 trillion cubic feet (TCF), with the best estimate of 655 BCF of recoverable gas. The report further estimated a geologic risk adjusted gross prospective gas resource of 94 BCF of gas for the initial well alone. The D&M Pica North report has been prepared in accordance with National Instrument 51-101 as it pertains to the evaluation of prospects and resources

The D & M report analyses only the first of several prospects on the Pica North Block. Commercial gas reserves discovered can be marketed to a myriad of mines in the area currently relying on imported oil or potentially liquefied natural gas (LNG).

This project provides an international balance to our conventional oil opportunities in California, and the gas and gas condensate exploitation prospects in Louisiana.

Pica North and Pica South Description

The Tamarugal Basin of Northern Chile is a Jurassic age back-arc basin with strong similarities to the very prolific, Cretaceous age, Neuquen Basin of Argentina. Thick accumulations of petroliferous, black marine shales with interbedded, craton derived, sandstone reservoir beds are common in both basins. The surface of the Tamarugal Basin is the extremely arid Atacama Desert.

In the 1980's, government surface geological field studies confirmed the presence of more than 2,000 meters of black shales, with good source bed potential, inter-fingering with eastern transgressive sandstones and conglomerates. Several oil seeps and live oil occurrences were identified. Major oil companies expressed interest but preferred to evaluate developing prospects in Argentina and Peru. At that time, due to its location on the west side of the Andes, many companies still believed the Tamarugal Basin to be a fore-arc basin.

During the period from 1996 through 2001 various exploration operations were conducted. These operations included the acquisition of 430 kilometres of 120-fold seismic data, the reprocessing of 224 kilometres of 24-fold seismic data, the acquisition of 2,071 gravity stations, 2,000 kilometres of continuous magnetic survey, and the examination of 60 surface sections. Extensive satellite, geochemical, petrological, palynological, and detailed, all-inclusive computer-generated basin evaluation studies were also conducted. Approximately $US 4.1 million was spent on this initial exploration program. These data files have been made available for review.

The results of the extensive field investigations confirmed the presence of a Jurassic back-arc basin, similar to the prolific Neuquen Basin of Argentina, with over 6,000 meters of marine sandstones, oolitic limestones, and black shales with total organic carbon values as high as 6%. A series of north-south compressional folds/thrusts were mapped on the surface and in the subsurface by the most current geophysical techniques. Mapped structures are of the magnitude of 15 miles by 5 miles with greater than 2,000 feet of closure.

Three drilling locations have been selected to test and evaluate the North Pica Block. The first location incorporates the end results of four seismic line crossings, shale geochemical analyses, two years of surface stratigraphic studies, gravity and magnetic analyses, thermal studies, and detailed computer generated basin studies.

The primary structure on the North Pica Block, as presently mapped with the current geophysical control, is approximately 16 miles long and 4 miles wide, with a vertical closure of 2,500 feet. Two objective sandstone horizons, one at an estimated depth of 4,300 feet and one at an estimated top of 7,000 feet, are anticipated as a result of detailed surface stratigraphic studies. Porosities in the range of 12-19% and permeabilities up to 5 MD have been measured in the surface outcrops. As a result of high-angle reverse faulting, a repeat of the deeper sandstone could be encountered at an estimated depth of 8,470 feet. Additional sandstone reservoirs are anticipated to a depth of 12,800 feet. All of the Jurassic black marine shales which are in excess of a 16,000 feet thick are estimated to have been in the hydrocarbon generating window since the end of Jurassic time.

The Company continues to evaluate other farm-in and acquisition opportunities for late stage exploration and early stage development projects in California, Louisiana and internationally.

On behalf of the Board



John G. F. McLeod, President.

Forward-Looking Statements

Statements in this news release that are not historical facts are forward-looking statements that are subject to risks and uncertainties. Words such as "expects", "intends", "plans", "may", "could", "should", "anticipates", "likely", "believes" and words of similar import also identify forward-looking statements. Forward-looking statements are based on current facts and analyses and other information that are based on forecasts of future results, estimates of amounts not yet determined and assumptions of management, including, but not limited to, the Company's belief that March Resources Corp. will sign the Special Operations Contracts ("SPOC") for the Pica North and Pica South Blocks in Northern Chile, and that a drilling rig and equipment can be obtained to complete the required work program in the time allotted in the SPOC's. Actual results may differ materially from those currently anticipated due to a number of factors beyond the reasonable control of the Company. Additional information on risks and other factors that may affect the business and financial results of the Company can be found in filings of the Company with the U.S. Securities and Exchange Commission.